Exhibit 10.1

SEPARATION AGREEMENT

        THIS SEPARATION AGREEMENT is made and entered into as of this 4th day of May, 2005 (the “Effective Date”) by and between Donnie N. Lamb (the “Executive”), and Champps Entertainment, Inc., a Delaware corporation (the “Company”)

        WHEREAS, the Executive has been employed by the Company as its Senior Vice President – Chief Operating Officer; and

        WHEREAS, effective May 6, 2005 the Executive will have ceased his employment with the Company; and

        WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive’s employment or the termination of his employment;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.        Resignation; Severance Benefits.

    (a)        The Executive will resign his employment with the Company and all of its subsidiaries effective May 6, 2005. On the next regularly scheduled pay date, the Company will deliver to the Executive a check representing all unpaid wages accrued through May 6 2005, all accrued vacation, and any unreimbursed expenses.

    (b)        Following the Executive’s resignation, the Company will make severance payments to the Executive in the total gross amount of $100,000.00 which will be paid bi-weekly, in equal installments of $7,692.31, on the Company’s customary pay dates. The company will withhold taxes and other sums from the severance payments as required by law.

    (c)        If the Executive makes a timely election, pursuant to COBRA, to continue his participation in eligible employee benefits programs sponsored by the Company, then the Company shall pay the costs associated with the continuation of such benefits for a period of six months following the date of the Executive’s resignation. The Executive may continue his participation following the end of that six month period, at his own cost, in accordance with and to the extent permitted by COBRA.

    (d)        The Executive agrees to pay all personal taxes relating to or arising from any payment made pursuant to this agreement, as necessary in excess of the taxes withheld. The Executive will indemnify the Company from and against all claims by any party arising from the Executive’s failure or refusal to pay taxes due (in excess of the taxes withheld) or claimed to be due, including costs and attorneys’ fees.

    2.        Release. The Executive, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on his behalf (collectively, “Releasers”), hereby fully and forever release and discharge the Company, its present and future affiliates and subsidiaries, and each of their past and present officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission (collectively, “Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement; AND EXCEPT for any vested rights under any pension, retirement, profit sharing or similar plan. The Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. The Executive further states and agrees that he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state that has not been reported to the Company as of the Effective Date, and the Executive agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability. The Executive understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against the Company concerning, directly or indirectly, the Executive’s employment relationship with the Company, including his separation from employment. The Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that the Executive may have against the Company, except as specifically provided otherwise in this agreement.

      3. Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

    (a)        The Executive agrees and acknowledges that he: (i) understands the language used in this agreement and the agreement’s legal effect; (ii) understands that by signing this agreement he is giving up the right to sue the Company for age discrimination; (iii) will receive compensation under this agreement to which he would not have been entitled without signing this agreement; (iv) has been advised by the Company to consult with an attorney before signing this agreement; and (v) was given no less than twenty-one days to consider whether to sign this agreement.

    (b)        For a period of seven days after the Effective Date, the Executive may, in his sole discretion, rescind this agreement, by delivering a written notice of rescission to the Company. If the Executive rescinds this agreement within seven calendar days after the Effective Date, this agreement shall be void, all actions taken pursuant to this agreement shall be reversed, and neither this agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this agreement. If the Executive does not rescind this agreement within seven calendar days after the Effective Date, this agreement shall become final and binding and shall be irrevocable.

    4.        Cooperation.

    (a)        Following his resignation, the Executive shall remain reasonably available to respond to inquiries concerning matters within his former purview as Senior Vice President – Chief Operating Officer on an as-needed and as-requested basis. The Company shall exercise reasonable efforts to avoid conflicts between such requests and the Executive’s other commitments, and the Executive shall exercise reasonable efforts to respond to the Company’s inquiries in a timely manner, notwithstanding other commitments.

    (b)        The Executive acknowledges that because of his position with the Company, he may possess information that may be relevant to or discoverable in litigation in which the Company is involved or may in the future be involved. The Executive agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with the Company in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with the Company’s representatives and/or counsel concerning such litigation at such times and places as the Company, in its sole discretion, deems necessary, and to appear for deposition upon the Company’s request and without a subpoena, provided however the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred.

    5.        Non-Solicitation. For a period of one year following the date of the Executive’s resignation, the Executive shall not without the Company’s prior written consent directly or indirectly (a) cause or attempt to cause any employee, agent or contractor of the Company to terminate his or her employment, agency or contractor relationship with the Company; (b) interfere or attempt to interfere with the relationship between the Company and any employee, agent or contractor; (c) hire or attempt to hire any employee of the Company.

    6.        Non-Disparagement. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and a Company, the Executive agrees and promises that he will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between that Company or any of its subsidiaries or affiliates and any of their customers or potential customers. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Company, the Company agrees and promises that it will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation of the Executive.

    7.        Protection of Trade Secrets and Confidential Information.

    (a)        Definition of “Confidential Information.” “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in the Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the details of the Company’s relationships with the distributors, contractors and vendors utilized in the Company’s business; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of the Executive.

    (b)        The Executive’s Use of Confidential Information. The Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information to compete with the Company in any manner; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

    (c)        Acknowledgments. The Executive acknowledges that during the Executive’s employment with the Company, the Executive had access to Confidential Information, all of which was made accessible to the Executive only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to the Company and known only to the Executive, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

    (d)        Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to the Executive are and shall remain the Company’s property. The Executive warrants and represents that he has delivered to the Company (and has not kept in his possession) all Confidential Records and all other Company property in the Executive’s possession or control.

    (e)        Remedies for Breach. The Executive acknowledges that if he breaches any obligation under subparagraphs (a) through (d) above, the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. The Executive therefore agrees that upon such breach or threatened breach, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling the Executive to comply will any or all such provisions. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this agreement or the law, including the right to seek damages from the Executive for a breach of subparagraphs (a) through (d) above.

    8.        Scope of Agreement; Enforceability. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied, other than the Employment Agreement and the stock option agreements.

        This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

        The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

    9.        Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

    10.        Colorado Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without reference to its choice of law provisions.

    11.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first above written.

CHAMPPS ENTERTAINMENT, INC.

By:  /s/ Michael P. O'Donnell
Name:Michael P. O'Donnell
Title:Chief Exeuctive Officer

/s/ Donnie N. Lamb